Exhibit 14.1
CODE OF ETHICS
AND
BUSINESS CONDUCT

To Our Employees, Officers and Directors:
Ethical business practices provide a critical foundation for our success and protect our reputation in the industry and community. Integrity in the manner in which we manage and operate Cardiovascular Systems, Inc. (“CSI” or the “Company”) is a key element in our corporate culture. We place a high value on honesty, fair dealing and ethical business practice.
The following Code of Ethics and Business Conduct is designed to help you understand what CSI expects of its employees, officers and directors. It does not cover every ethical issue, but the basics are here to help your general understanding. For employees, compliance with the Code is a condition of employment. This Code supplements and does not replace or modify the Company’s other policies or procedures, including provisions of CSI’s current employee handbook(s) and other statements of policy or procedure issued from time to time.
Ethical behavior is everyone’s responsibility. You must show that responsibility by
•	Knowing and complying with the requirements and expectations that apply to your job, which includes following this Code of Ethics and Business Conduct.

•	Promptly reporting suspected violations of law or the Code.

•	Cooperating with any investigation of a potential ethics or business conduct violation.

•	Seeking assistance when you have questions about CSI’s code of ethics and business conduct or when faced with a challenging ethical situation.

•	Never acting unethically, even if directed by another person to do so.

•	Never retaliate against an individual because that individual has reported a suspected violation of the Code.
If a potential course of action seems questionable, please seek guidance from your supervisor or our Compliance Officer (currently Robert J. Thatcher, Executive Vice President). We encourage open communications regarding the possible violation of CSI’s ethical principles and business practices.

TABLE OF CONTENTS

Compliance with Laws and CSI Code of Conduct	1

Accuracy of Company Records	1

Securities Trading Policies	2

Contact with Government Officials	3

Conflicts of Interest	3

Political Contributions and Related Policies	4

Business Courtesies and Gratuities	5

Company Opportunities	5

Intellectual Property and Confidential Information	5

Protection and Proper Use of Company Assets	6

Fair Dealing with Competitors, Customers and Suppliers	6

Personal Behavior in the Workplace	7

Public Disclosure of Code and Waivers	7

Accountability for Adherence to the Code	7

Reporting Any Suspected Illegal or Unethical Behavior	7

Coordination with Other CSI Policies	9

Monitoring	9

Certificate of Compliance	10

Compliance with Laws and CSI Code of Conduct
All CSI officers, employees and directors are expected and directed to comply with all laws and CSI’s Code of Ethics and Business Conduct.
Each employee, officer and director has an obligation to behave according to ethical standards that comply with CSI’s policy, and the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.
Employees, officers and directors should promptly report all known or suspected violations of applicable law or CSI’s ethical principles to his or her supervisor or Robert J. Thatcher, our Compliance Officer. Or, as an alternative, he or she may contact Brent G. Blackey, our Chairman of the Audit Committee, by email at brent.blackey@holidaycompanies.com, or by phone at 952.832.8635, to report suspected violations or incidents that he or she believes do not meet CSI standards.
Accuracy of Company Records
Each officer and employee must help maintain the integrity of CSI’s financial and other records.
Management, directors, audit committee members, shareholders, creditors, governmental entities and others depend on CSI’s business records for reliable and accurate information. CSI’s books, records, accounts and financial statements must appropriately and accurately reflect CSI’s transactions and conform to applicable legal requirements and CSI’s system of internal controls. If and when CSI becomes obligated to file reports with the Securities and Exchange Commission (SEC), CSI is committed to full, fair, accurate, timely and understandable disclosure in all reports filed with the SEC and in other public communications, and each person subject to this Code is required to provide truthful, complete and timely information in support of this commitment.
There is no excuse for participating in the creation of or not reporting a deliberately false or misleading CSI record. In addition, an employee, officer or director must not destroy, alter, falsify or cover up documents with the intent to impede or obstruct any investigation of suspected wrongdoing.
Directors, officers and employees must not participate in any misstatement of CSI’s accounts, and they must avoid improper influence on the conduct of an audit. No circumstances justify the maintenance of “off-the-books”

accounts. All arrangements or requisition contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.
Business records and communications often become public and you are expected to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of individuals or companies that could be misunderstood. This obligation applies in any communication, including, but not limited to e-mail, internal memoranda and formal reports. Records are expected to be retained or destroyed according to CSI’s record retention policies. In the event of litigation or governmental investigation you are expected to consult CSI’s legal counsel concerning the records you hold.
Securities Trading Policies
Never trade securities on the basis of confidential information acquired in the course of your CSI duties or while you are at the workplace.
If the Company becomes a publicly traded company, there will be times when employees, officers or directors will possess information about the Company, its subsidiaries or affiliates or about a company with which CSI does business that is not known to the investing public. Such insider information may relate to, among other things, strategies, plans of CSI, new products or processes, mergers, acquisitions or dispositions of businesses or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.
If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company employee, officer or director who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public. Use of material, non-public information in the above manner is not only illegal, but also unethical. Employees who directly or indirectly involve themselves in illegal insider trading will be subject to immediate termination by the Company, and an individual convicted of insider trading may face criminal penalties of up to ten years in prison and/or a $1,000,000 fine.
In connection with any public offering of its securities, the Company will adopt an insider trading policy and distribute it to all Company personnel. All employees, officers and directors will be obligated to read, become familiar with and comply with the Company’s insider trading policy.

An employee, officer or director who is unsure how the law applies in a given instance, should seek guidance before he or she trades. All questions should be referred to our Compliance Officer.
Contact with Government Officials
CSI complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.
Bribery, kickbacks or other improper or illegal payments have no place in CSI’s business. In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.
Before doing business with foreign, national, state or local government, an employee or officer must know the applicable rules. An employee who is in doubt, must not make the mistake of interpreting the rules by him or herself. Such an employee must discuss the matter with his or her supervisor or other management of the Company.
Conflicts of Interest
Each employee, officer and director must avoid any situation in which his or her personal interests conflict with or interfere with CSI’s interests.
Each employee and officer owes CSI a duty of loyalty. Employees and officers must make business decisions solely in the best interests of CSI. Conflicts may arise when an employee or officer receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her CSI work objectively and effectively. For that reason, all employees and officers must exercise great care not to allow their personal interests to potentially conflict with CSI’s interests. Each employee, officer and director shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.
CSI employees are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect CSI’s business, involve misuse of CSI position or resources, divert for personal gain any business opportunity from which CSI may profit, or constitute a potential source of discredit to the CSI name. The following is a non-exhaustive list of examples of prohibited conflicts of interest for employees and officers of CSI:
•	Consulting with or employment in any capacity with a competitor, supplier or customer of CSI.

•	Having a substantial equity, debt, or other financial interest in any competitor, supplier or customer.

•	Having a financial interest in any transaction involving the purchase or sale by CSI of any product, material, equipment, services or property.

•	Misusing CSI’s confidential or proprietary information, including the unauthorized disclosure or use of such information.

•	Using materials, equipment or other assets of CSI for any unauthorized or undisclosed purpose.

•	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.
Directors also owe CSI a duty of loyalty. The duty of loyalty mandates that the best interests of the Company and its shareholders takes precedence over any interest possessed by a director not shared by the shareholders generally. In the event that a conflict (or the appearance of a conflict) arises or is anticipated, directors must bring the matter to the attention of the Chairman of the Audit Committee, or if there is no Audit Committee, to the Chairman of the Board.
Political Contributions and Related Policies
Generally CSI’s funds or resources may not be used to make a political contribution to any political candidate or political party.
Exceptions to this basic policy are allowed only where such contributions are permitted by law and permission is granted in advance by the Company’s Chief Executive Officer, Compliance Officer or Board of Directors. Company policy does not permit the use of any Company facilities or resources by employees for political campaigning, political fundraising or partisan political purposes. A decision by an employee to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

Business Courtesies and Gratuities
CSI’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.
CSI employees, officers and directors may only exchange non-monetary and modestly-valued gifts that promote goodwill with our business partners and do not improperly influence others. We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others.
Business courtesies such as meals, transportation and entertainment provided to a vendor, supplier, customer or other business associations must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of CSI products, application of products, service capabilities, or training). Such courtesies must not violate the law, regulations, or reasonable customs of the market-place. If you have any question about whether any business courtesies, gratuities or gifts are appropriate, please contact your supervisor or other CSI management.
Company Opportunities
Do not use a Company opportunity for personal gain.
Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.
Intellectual Property and Confidential Information
CSI invests substantial resources in developing proprietary intellectual property and confidential information.
Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside CSI except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, business plans and information, marketing and sales programs and information, customer and prospective customer information and lists, pricing information and policies, financial information, and any other information which the Company deems confidential.
Every CSI employee, officer and director is obligated to protect the Company’s confidential information as well as that of its customers, suppliers and third parties who disclose information to CSI in confidence. CSI employees, officers and directors must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.
Protection and Proper Use of Company Assets
Our shareholders trust us to manage Company assets appropriately.
Collectively, employees, officers and directors have a responsibility for safeguarding and making proper and efficient use of the Company’s assets. Each of us has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that the Company equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all tangible and intangible Company property.
Fair Dealing with Competitors, Customers and Suppliers
Respect the rights of competitors, customers and suppliers.
CSI’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. In addition, customers have individual needs and expectations representing unique opportunities for mutual success.
The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.
CSI strives to outperform its competition fairly and honestly. CSI seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice. Each Company employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.
Personal Behavior in the Workplace
CSI is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.
CSI strives to enhance and support the diversity of its employee group. All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with CSI’s core values. Please refer to applicable portions of our Employee Handbook for guidance related to personal behavior in the workplace.
Public Disclosure of Code and Waivers
The existence and content of this Code of Ethics and Business Conduct will be disclosed to shareholders and will be made available in the Company’s filings with the SEC or on the Company’s website. It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver a provision of Code for executive officers or directors may granted only by the Board of Directors, with only the independent members voting, or an appropriate Board Committee consisting of independent directors, and such waiver must be promptly disclosed to shareholders.
Accountability for Adherence to the Code
Each employee, officer and director must accept responsibility for adherence to this Code. Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, in the sole discretion of the Company. The Company may, in addition, seek civil recourse against an employee, officer or director and/or refer alleged criminal misconduct to law enforcement agencies.
Reporting Any Suspected Illegal or Unethical Behavior
     CSI maintains an open door policy and an anonymous telephone hotline for employees to raise concerns and to encourage the reporting of suspected violations of law or the Code of Ethics and Business Conduct without fear of retribution or retaliation.
If you have questions about an ethical situation, you are encouraged to talk with your supervisor or with our Compliance Officer about any behavior you believe may be illegal or unethical. You will be assured confidentiality, to the limit of the law. If you do not feel it is appropriate to discuss the issue with these persons, CSI has established a hotline so that you can report concerns or potential violations anonymously (see below). Anonymous callers should supply detailed information to address the concern.
It is against the Company’s policy to retaliate against any employee, officer or director for good faith reporting of violation of this Code. If you feel you have been retaliated against for raising your good faith reporting, you should immediately contact your supervisor, our Compliance Officer or the Compliance Hotline.
     COMPLIANCE HOTLINE
If you believe someone may be unintentionally or intentionally violating the law or the principles or standards included in the Code of Conduct document, report the known or suspected violations by contacting:
David L. Martin
Chief Executive Officer
651.259.1605
dmartin@csi360.com
Robert J. Thatcher
Executive Vice President
651.259.1630
rthatcher@csi360.com
If you would like to anonymously notify the board of directors of a suspected violation, contact the Chairman of the Audit Committee or the Company’s legal counsel in the following manner:
Brent G. Blackey
Chairman of the Audit Committee
952.832.8635
brent.blackey@holidaycompanies.com
Robert K. Ranum
Legal Counsel
Fredrikson & Byron, P.A.
612.492.7067
rranum@fredlaw.com

Each report of a known or suspected violation will be promptly and thoroughly investigated. If a violation has occurred, CSI will take appropriate actions to prevent similar violations.
Coordination with Other CSI Policies
The provisions of this Code of Conduct are in addition to, and do not modify, replace or supersede CSI’s other policies or procedures including, but not limited to, those policies and procedures set forth in any employee handbook, or CSI’s other statements of policy or procedure, whether written or oral.
Additionally, this Code of Conduct is not intended to be and does not constitute a contract of employment between CSI and its employees. If you are an employee and do not have an Employment Agreement with CSI, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without prior notice. Conversely, CSI has same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.
Monitoring
     CSI will periodically reaffirm its commitment to compliance with the Code of Ethics and Business Conduct.
CSI intends to conduct periodic training sessions regarding the Code. In addition, CSI will periodically distribute copies of the Code and the Certification of Compliance card to each employee, officer and director to remind such persons of the contents of the Code as well as to reestablish their commitment to compliance with it.
Please make sure you return your
Certificate of Compliance

CERTIFICATE OF COMPLIANCE
     This Certificate must be read and signed by all employees, officers and directors.
     I certify that I have received, read and understood CSI’s Code of Ethics and Business Conduct. I understand what types of conduct violate these policies. I agree to comply with the terms of the Code and understand that if I am an employee, violation of these terms may result in discipline up to and including immediate termination of employment in the discretion of CSI.

Employee, Officer or Director Signature

Date	Location

Printed Name
Return to:
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112
Attn: Compliance Officer
Telephone: 651.259.1630